Exhibit 99.1

COPPERSMITH CAPITAL MANAGEMENT, LLC
1 World Trade Center, 85th Floor
New York, New York 10007

January 27, 2016

Scopia Capital Management LP
152 West 57th Street, 33rd Floor
New York, New York 10019

Re:           Shares of Common Stock of CONMED Corporation

Dear Sirs:

This letter is being delivered in connection with the purchase from Coppersmith Capital Management, LLC (“Seller”) by the funds and accounts set forth on Schedule A hereto, for which Scopia Capital Management LP (“Scopia Management”) serves as the investment manager (such funds and accounts, each a “Purchaser” and collectively, the “Purchasers”), of an aggregate of 1,630,800 shares of common stock, par value $0.01 (the “Securities”), of CONMED Corporation (the “Company”) at a purchase price per share equal to the average of the daily Volume Weighted Average Price (VWAP) of the Company’s shares for the thirty (30) trading days prior to and including February 18, 2016 (the “30-Day VWAP”).

1.           Subject to the terms and conditions of this letter agreement, at the Closing (as defined below) Seller will sell, assign, transfer and convey to Purchasers, and Purchasers will purchase, the Securities for an aggregate purchase price of the 30-Day VWAP multiplied by 1,630,800 (the “Purchase Price”).  The purchase and sale of the Securities shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., Eastern Time, on February 19, 2016 (which time and place are designated as the “Closing”).  At the Closing, Seller shall initiate the electronic delivery of the Securities to Purchasers to the accounts listed on Schedule B attached hereto and Purchasers will deliver the Purchase Price to Seller by wire transfer of immediately available funds to the bank account listed on Schedule B attached hereto.

2.           Seller hereby represents and warrants to each Purchaser as of the date hereof and as of the Closing as follows: (i) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Seller has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by Seller of this letter agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action on the part of  Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Seller and assuming due authorization, execution and delivery of this letter agreement by Purchaser constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (v) Seller owns, beneficially and/or of record, the Securities and has good and marketable title to the Securities, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Liens”), except for restrictions on transfer arising under applicable federal and state securities laws, (vi) at the Closing, Seller will deliver to Purchasers good and valid title to the Securities, free and clear of all Liens, except for restrictions on transfer arising under applicable federal and state securities laws, (vii) the execution and delivery of this letter agreement and the performance by Seller of its obligations hereunder will not (x) violate or breach any provision of Seller’s organizational or governing documents, (y) violate or breach any statute, law, rule, regulation or order by which Seller or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Seller is a party or by which Seller or any of its properties may be bound.

3.           Seller acknowledges that Scopia Management, in its capacity as the investment manager for each of the Purchasers, (a) possesses or may possess certain non-public information concerning the Company and its affiliates and/or the Securities (the “Non-Public Information”) that may or may not be known by Seller which may constitute material information with respect to the foregoing, and (b) is relying on this letter agreement and would not enter into a transaction to purchase the Securities from Seller absent this letter agreement.  Seller agrees to sell the Seller’s Securities to Purchasers notwithstanding that it is aware that such Non-Public Information may exist and that Scopia Management and Purchasers may not have disclosed all Non-Public Information to it.  Seller acknowledges that it is a sophisticated seller with respect to the purchase and sale of securities such as the Securities and that Purchasers have no obligations to Seller to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Seller, the Non-Public Information could foreseeably affect Seller’s willingness to enter into this letter agreement and the price that Seller would be willing to accept to sell the Securities.  Moreover, such Non-Public Information may indicate that the value of the Securities is substantially lower or higher than the Purchase Price.  Additionally, Seller acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Securities, and has independently and without reliance upon Purchasers, and based upon such information as the Seller has deemed appropriate, made its own analysis and decision to sell the Securities to Purchasers. Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Seller and Purchasers. Seller has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Seller to the Non-Public Information known by Purchasers, Seller is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

4.           Each Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows: (i) Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Purchaser has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by Purchaser of this letter agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of  Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Purchaser and assuming due authorization, execution and delivery of this letter agreement by Seller constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (v)  the execution and delivery of this letter agreement and the performance by Purchaser of its obligations hereunder will not (x) violate or breach any provision of Purchaser’s organizational or governing documents, (y) violate or breach any statute, law, rule, regulation or order by which Purchaser or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Purchaser is a party or by which Purchaser or any of its properties may be bound. Each Purchaser further acknowledges that the Securities, when transferred, may be deemed restricted securities under applicable federal securities laws and thus subsequent transfer by the Purchasers may be limited under applicable rules promulgated thereunder.

5.           Each Purchaser acknowledges that Seller (a) possesses or may possess Non-Public Information that may or may not be known by Purchaser which may constitute material information with respect to the foregoing, and (b) is relying on this letter agreement and would not enter into a transaction to sell the Securities to Purchaser absent this letter agreement.  Each Purchaser agrees to purchase the Seller’s Securities from Seller notwithstanding that it is aware that such Non-Public Information may exist and that Seller may not have disclosed all Non-Public Information to it.  Each Purchaser acknowledges that it is a sophisticated purchaser with respect to the purchase and sale of securities such as the Securities and that Seller has no obligations to Purchaser to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Purchaser, the Non-Public Information could foreseeably affect Purchaser’s willingness to enter into this letter agreement and the price that Purchaser would be willing to pay to purchase the Securities.  Moreover, such Non-Public Information may indicate that the value of the Securities is substantially lower or higher than the Purchase Price.  Additionally, each Purchaser acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the purchase of the Securities, and has independently and without reliance upon Seller, and based upon such information as the Purchaser has deemed appropriate, made its own analysis and decision to purchase the Securities from Seller. Each Purchaser is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Purchaser and Seller. Each Purchaser has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Purchaser to the Non-Public Information known by Seller, Purchaser is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Each Purchaser, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

6.           Seller does for itself and its respective successors and/or assigns, hereby irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against each Purchaser or any of its respective affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns (collectively, the “Purchaser Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Purchaser’s failure to disclose all or any portion of the Non-Public Information known by it to Seller in connection with the transfer of the Securities by Seller to Purchaser.  Seller also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against any of the Purchaser Released Parties as a result of such Purchaser Released Parties’ failure to disclose fully such Non-Public Information to Seller or otherwise in connection with this letter agreement.

7.           Each Purchaser does for itself and its respective successors and/or assigns, hereby irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Seller or any of its respective affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns (collectively, the “Seller Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Seller’s failure to disclose all or any portion of the Non-Public Information known by it to Purchaser in connection with the transfer of the Securities by Seller to Purchaser.  Each Purchaser also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against any of the Seller Released Parties as a result of such Seller Released Parties’ failure to disclose fully such Non-Public Information to Purchaser or otherwise in connection with this letter agreement.

8.           Seller and each Purchaser agrees that this letter agreement, including, without limitation, the representations, warranties, agreements, waivers, releases, acceptances and acknowledgments contained herein, shall be binding upon and inure to the benefit of Purchasers and Seller and their respective successors and assigns, and shall survive the execution and delivery of this letter agreement and the consummation of the sale of Seller’s Securities to Purchasers.

9.           This letter agreement constitutes the entire agreement between the parties, supersedes any prior agreements and understandings, written or oral, between the parties with respect to the subject matter of the agreement, and contains the only representations or warranties on which the parties are entitled to rely.

10.           This letter agreement may be executed in counterparts.

11.           This letter agreement shall be construed in accordance with the laws of the State of New York and the parties agree to and accept the exclusive jurisdiction of the courts of appropriate jurisdiction sitting in the Borough of Manhattan, City of New York, New York with respect to any action relating to this letter agreement.

Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated.

SELLER:

COPPERSMITH CAPITAL MANAGEMENT, LLC

By:	/s/ Jerome J. Lande
Name: Jerome J. Lande
Title: Managing Member

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE:

PURCHASERS (SET FORTH ON SCHEDULE A HERETO):

By:           SCOPIA CAPITAL MANAGEMENT LP
As Investment Manager to Highmark Limited, in respect of its Segregated Account
Highmark US Equities 1

By:	/s/ Aaron Morse
Name: Aaron Morse
Title: Chief Operating Officer

By:           SCOPIA CAPITAL GP LLC
As Managing Member or General Partner, as applicable, of the funds listed on Schedule A hereto

By:	/s/ Aaron Morse
Name: Aaron Morse
Title: Vice President

SCHEDULE A

Purchasers:

Scopia Partners LLC (1)(3)
Scopia International Master Fund LP (2)(3)
Scopia PX LLC (1)(3)
Scopia Long LLC (1)(3)
Scopia PX International Master Fund LP (2)(3)
Scopia Windmill Fund LP (2)(3)
Scopia LB LLC (1)(3)
Scopia LB International Master Fund LP (2)(3)
Scopia Long International Master Fund LP (2)(3)
Scopia Health Care LLC (1)(3)
Scopia Health Care International Master Fund LP (2)(3)
Scopia Long QP LLC (1) (3)
Highmark Limited, in respect of its Segregated Account Highmark US Equities 1 (3)

(1)	Scopia Capital GP LLC serves as Managing Member.
(2)	Scopia Capital GP LLC serves as General Partner.
(3)	Scopia Capital Management LP serves as Investment Manager.

SCHEDULE B

Purchase Account Information

Seller Wire Transfer Instructions